Exhibit (10)-w

                   BAUSCH & LOMB INCORPORATED
          EVA MANAGEMENT INCENTIVE COMPENSATION PLAN

I.  Introduction.

The EVA Management Incentive Compensation Plan (the "Plan") is established to create effective incentives for managers of Bausch & Lomb Incorporated (the "Company") to increase shareholder value over the long term. The Plan is also designed to provide competitive levels of compensation to enable the Company to attract and retain managers who are able to exert a significant impact on the value of the Company for its shareholders.

II.  Plan Participants.

Employees of the Company who are in the mid-management band and above are eligible to participate in the Plan
("Participants").

III.  Definitions.

A. "Economic Value Added" ("EVA") means the increase or decrease in shareholder value of the Company or EVA profit center, as applicable, determined pursuant to Subsections 1-
5 below.

    1. EVA means the NOPAT that remains after subtracting the Capital Charge, expressed as follows

                    NOPAT

    Less:           Capital Charge

    Equals:         EVA

    EVA may be positive or negative.

    2. "NOPAT" means Net Operating Profit After Tax, calculated by adjusting Operating Earnings from an accounting to an economic basis. Adjustments to Operating Earnings would include the following applicable items:
Interest Income, Interest Expense on Non-Capitalized Leases, Goodwill Amortization, Change in Capitalized R&D and Specifically Defined Marketing Expenses, Restructuring Charges/Unusual Items, and Taxes.

    3. "Capital Charge" means the opportunity cost of employing Capital in the Company's businesses, calculated as follows:

           Capital Charge = Capital x Cost of Capital

    4. "Capital" means the investment made in the operation of the Company or EVA profit center within the company. Capital is calculated by adjusting Total Assets by the following applicable items: Deferred Tax Assets, Non-Interest-bearing Current Liabilities, Capitalized R&D and Specifically Defined Marketing Expenses, Present Value of Non-Capitalized Leases, Accumulated Goodwill Amortization, Factored Receivables, Restructuring Charges/Unusual Items, and Strategic Investments.

For each Plan year, Capital will be computed using a 5 point average of the ending Capital of the prior Plan Year and each quarter's ending Capital of the Plan Year.

    5. "Cost of Capital" means the weighted average of the cost of equity and the after-tax cost of debt. The Cost of Capital will be determined by the Committee prior to each Plan Year.

B. "Actual EVA" means the EVA for the Company as calculated for the relevant Plan Year.

C. "Actual Profit Center EVA" means the EVA for a profit center within the Company which is calculated in a manner similar to the Company's Actual EVA, except that all relevant terms are defined by reference to the particular
EVA profit center instead of the entire Company.  The
Committee will determine the relevant EVA profit centers.

D. "Expected EVA Improvement" means the dollar amount by which EVA must increase in the next Plan Year over the Actual EVA achieved in the prior Plan Year in order for Participants' Target Bonuses to be funded by the Company.
Expected EVA Improvement represents investors' expectations for the Company's operating performance in the next Plan
Year. Expected EVA Improvement will be approved by the Committee prior to the commencement of each Plan Year.

E. "Actual EVA Movement" means the dollar amount by which Actual EVA or Actual Profit Center EVA, respectively, for a
Plan Year is greater than or less than Actual EVA or Actual
Profit Center EVA, as applicable, for the prior Plan Year.

F. "Target Bonus" is defined as a percentage of a Participant's base salary earned during a Plan Year which will be funded if the Expected EVA Improvement is achieved.
Percentages for Target Bonuses are established for certain bands and all officer grades as set forth in Appendix I to the Plan.

G. "EVA Interval" means the amount of deviation greater than or less than the Expected EVA Improvement that would correspondingly result in (i) doubling Participants' Target
Bonuses or (ii) eliminating Participants' Target Bonuses.
The amount of such deviation in Subsection (ii) which eliminates Participants' Target Bonuses is referred to as the "Zero Calculated Bonus Interval."

H. "Calculated Bonus" means the bonus amount calculated for a Participant pursuant to Section V. which is added to or deducted from the Cumulative Bonus Account pursuant to
Section VI.

I. "Actual Bonus" means the bonus amount which is actually paid to a Participant pursuant to Section VI.

J. "Cumulative Bonus Account" means the "at risk" account in which all Calculated Bonuses (positive and negative) are accumulated over time and from which all Actual Bonuses are subsequently paid to the extent provided in Section VI.

K. "Plan Year" means each one year period coincident with a fiscal year of the Company.

L. "Committee" means the Committee on Management of the Company's Board of Directors.

IV.  Performance Measurement.

A. As soon as practicable after each Plan Year, Actual EVA and Actual Profit Center EVA's, as applicable, will be determined based on the EVA calculation set forth in Section I.A., and Calculated Bonuses will be based on the bonus calculation in Section V. The criteria for determining Calculated Bonuses for Participants will be as follows:

    1.  Management Committee  members - based 100% on the
Company's Actual EVA Movement.

    2. Business unit managers - based on weighted percentages for the Actual EVA Movement for their EVA profit center and the Company's Actual EVA Movement as approved by or under the direction of the Committee.

    3. Country managers, controllers and commercial directors - based on weighted percentages for the Actual EVA
Movement for their EVA profit center and accomplishment of specific EVA "drivers" as approved by or under the direction of the Committee.

B.  For Participants listed in Subsection A.3. above, EVA
"drivers" will be established at the beginning of each Plan
Year. These EVA "drivers" may be individual, team, functional or country goals designed to support the Company and/or relevant business units in realizing Expected EVA
Improvement for that Plan Year.


V.  Bonus Calculation.

A. The amount of the Calculated Bonus in any Plan Year is determined as follows:

    1. The Calculated Bonus is equal to the Target Bonus as adjusted up or down by the Performance Adjustment based on the amount by which the Company or EVA profit center realizes an Actual EVA Movement which is greater than or less than the Expected EVA Improvement.

    2. The adjustment of the Target Bonus is based on Actual EVA Movement and is determined using the following calculation:

              Calculated Bonus = Target Bonus plus
              Performance Adjustment

              Performance Adjustment = (Actual EVA Movement
              Expected EVA Improvement)/divided by the EVA
              Interval

    3. There is no cap or floor on the amount of the Calculated Bonus (i.e., the Calculated Bonus may be any multiple or fraction of the Target Bonus, and it may be less than zero).

    4.  For Participants who  have EVA "drivers", the
Calculated Bonus will also include a weighted amount for each such Participant's achievement of the predefined EVA
"drivers".  The amount of any Calculated Bonus based on EVA
"drivers" may range from 0 to 200% of that weighted component for the Target Bonus, depending upon whether performance met, exceeded or was less than expectations.

B. A Calculated Bonus for an EVA profit center may be modified as a result of the following:

    1. Actual Profit Center EVA may be modified +/- 20% if such Actual Profit Center EVA does not appropriately reflect the business unit's contribution (or lack of contribution) to the achievement of the Company's strategic growth goals. Adjustments must be made in 5% increments and are subject to the approval of the Company's chief executive officer.

    2.  Any Participant's Calculated Bonus may be modified
+/- 20% to accurately reflect the extent to which such Participant's overall individual performance fulfills the Company's leadership attributes. Adjustments must be made in 5% increments and are subject to the approval of the appropriate Management Committee member, or in the case of the Company's chief executive officer, the approval of the Committee.

C. Examples of the computation of the Calculated Bonus are set forth in Appendix 2.

VI.  Cumulative Bonus Account; Actual Bonus Payments.

A. To encourage management's long term commitment to the enhancement of shareholder value in the Company, Calculated Bonuses will be credited to the Cumulative Bonus Account established for each Participant. All negative Calculated Bonuses will be charged as a debit against the Participant's Cumulative Bonus Account.

B. Each Participant's Cumulative Bonus Account balance will initially be zero.

C. Provided that for the relevant Plan Year the Participant has a sufficient positive Cumulative Bonus Account balance, Actual Bonuses will be paid from the Cumulative Bonus
Account, as follows:

    1.  If Actual EVA Movement equals or exceeds Expected
EVA Improvement for a Plan Year, 100% of the Calculated
Bonus will be paid up to the amount of the Participant's
Target Bonus plus an additional 50% of any remaining positive Cumulative Bonus Account balance.

    2. If Actual EVA Movement is less than the Expected EVA Improvement for a Plan Year, but Actual EVA or Actual Profit Center EVA is greater than the Zero Calculated Bonus Interval, 100% of that reduced bonus amount (i.e. less than Target Bonus) will be paid to the Participant plus (i) any Cumulative Bonus Account balance up to the Target Bonus and
(ii) an additional 50% of any remaining positive Cumulative
Bonus Account balance.

    3. If (i) Actual EVA (or Actual Profit Center EVA, as applicable) is less than the Zero Calculated Bonus Interval (as defined in Subsection 1G) and (ii) the Calculated Bonus, after taking into account any Calculated Bonus attributable to EVA "drivers", is negative, such negative amount will be charged as a debit against any positive Cumulative Bonus Account balance or added to any negative Cumulative Bonus Account balance.

    4. If Actual EVA (or Actual Profit Center EVA, as applicable) is less than the Zero Calculated Bonus Interval, but the Calculated Bonus, after taking into account that part of the Calculated Bonus attributable to EVA "drivers", is positive, the Actual Bonus will be paid pursuant to Subsection VI C.2 above.

D.  In the event a Participant has a negative Cumulative
Bonus Account balance for the relevant Plan Year, Calculated
Bonuses will be subject to the following:

    1. Only 50% of positive Calculated Bonuses up to the amount of the Target Bonus will be paid as Actual Bonuses, and the balance of such Calculated Bonuses will be used to amortize the negative Cumulative Bonus Account balance until the Cumulative Bonus Account balance is restored to zero.
To the extent Calculated Bonuses are required to be offset against negative Cumulative Bonus Account balances pursuant to this Subsection, such Calculated Bonuses will not, at any time, become payable to a Participant.

    2. 100% of negative Calculated Bonuses will be added to such negative Cumulative Bonus Account balance.

E. Examples of the computation of Actual Bonuses are included in Appendix 2.

F. Payouts of Actual Bonuses will be made to Participants as soon as practicable after the end of each Plan Year.

VII.  Change in Status During Plan Year

A.  New Hires and Promotions

    1. A newly hired or recently promoted employee of the Company who is a Participant in the Plan for at least six months of his/her first Plan Year will be eligible for an Actual Bonus which is based on salary paid during the partial Plan Year after the effective date of hire or promotion, as the case may be.

    2. A newly hired or recently promoted employee of the Company who is a Participant for less than six months in his/her initial Plan Year will be eligible for a Calculated
Bonus for a portion of that Plan Year after the effective date of hire or promotion, as the case may be, only if the terms of such partial Plan Year bonus are agreed to in writing between the Participant and the Company at the time of hire. These arrangements must be approved in writing in advance by the Business Unit President, Corporate
Compensation, Corporate Senior Vice President Human
Resources, and normal 1 over 1 approval matrix.

B.  Transfers.

    1. A Participant who is transferred from one EVA profit center to another EVA profit center during a Plan Year will transfer with their Cumulative Bonus Account balance, whether positive or negative.

    2. The Calculated Bonus for the Plan Year in which the transfer occurs will be based on the full year Actual EVA results of both EVA profit center in which the Participant worked, pro rated for the number of months of Participant's service as recognized by payroll reporting in each EVA profit center.

    3. Any positive Cumulative Bonus Account balance transferred with a Participant will only be paid out as part of future Actual Bonuses calculated on the basis of the performance of the Participant's new EVA profit centers.

    4. Any negative Cumulative Bonus Account balance transferred with a Participant will be increased or decreased pursuant to Section VI D. using future Calculated
Bonuses based on the performance of the Participant's new
EVA profit center.

C.  Terminations.

    1. A Participant who terminates voluntarily from the Company during a Plan Year will not be eligible for any bonus for that Plan Year and will forfeit any positive
Cumulative Bonus Account balance.

    2. (a) If a Participant's termination during a Plan Year is due to retirement with age and service consistent with post-retirement eligibility in the Bausch & Lomb Post Retirement Benefits Plan(age 55 and ten years of service) before having served at least six months "benefits eligible retirement" as an eligible Participant in that Plan Year, such Participant will not be eligible for any bonus for that Plan Year, but any positive Cumulative Bonus Account balance will be paid to such Participant as soon as administratively feasible after the effective date of retirement.

        (b) If a Participant's termination during a Plan
Year is due to retirement and the Participant was actively employed after having served at least six months as an eligible Participant in that Plan Year, a pro rata
Calculated Bonus and Actual Bonus will be calculated and paid in accordance with the Plan, and if the retirement was a benefits eligible retirement, any remaining positive
Cumulative Bonus Account balance of such Participant will thereafter also be paid in full to Participant. If a benefits eligible retirement under this subsection 2(b) occurs prior to or concurrent with the annual EVA payment cycle, then payment of any Cumulative Bonus Account balance will be paid at the next payment cycle.

    3. In cases of involuntary termination due to death, disability, reduction in work force, or the sale or closing of a plant or business unit before completion by the Participant of at least six months service as an eligible Participant during the Plan Year, such Participant will not be eligible for any bonus for that Plan Year, but any positive Cumulative Bonus Account balance will be paid to Participant after the Plan Year in which such termination of the Participant occurred. In cases of involuntary termination due to death, disability, reduction in work force, or the sale or closing of a plant or business unit after completion by the Participant of at least six months service as an eligible Participant during the Plan Year , a pro rata Calculated Bonus and Actual Bonus will be calculated and paid in accordance with the Plan, and any remaining positive Cumulative Bonus Account balance of Participant will thereafter also be paid in full to Participant after the Plan Year during which such termination occurred.

    4. A Participant who is terminated during a Plan Year involuntarily for any other reason will not be eligible for any bonus for the Plan Year in which termination occurs and will forfeit any positive Cumulative Bonus Account balance.

D.  Leave of Absence.

An employee whose status as an active employee is changed during a Plan Year as a result of a leave of absence may, at the discretion of the Committee, be eligible for a pro rata bonus determined in the same way as in Subsection VII A.

E.  Demotions

    1. An employee who is transferred into a non-eligible group of employees after having served six months during the Plan Year shall be paid a pro-rata Calculated Bonus and Actual Bonus determined in the same manner as in Subsection VII A. Any remaining positive Cumulative Bonus Account balance shall remain unpaid unless and until such time as the employee again becomes eligible for the Plan, notwithstanding provisions herein providing for payment of Cumulative Bonus Account balances upon death, disability or retirement.

   2. An employee who is transferred into a non-eligible group of employees prior to having served six months during the Plan Year in an EVA eligible group of employees shall not be entitled to a Calculated Bonus and Actual Bonus.
Any remaining positive Cumulative Bonus Account balance shall remain unpaid unless and until such time as the employee again becomes eligible for the Plan, notwithstanding provisions herein providing for payment of Cumulative Bonus Account balances upon death, disability or retirement.

F.  Change of Control.

Notwithstanding any other provision of this Plan, a special incentive bonus shall be paid to Participants if, during the period between the date of a change in control and the end of the Plan Year:

    1. the Participant's employment is terminated involuntarily other than for good cause, or

    2.  the Plan is terminated.

The amount of the special incentive bonus shall equal (i) the greater of (a) the Target Bonus without regard to any other calculations under the Plan, prorated through the date of termination of the Participant or the Plan, as applicable, or (b) the Actual Bonus which would be payable to the Participant based on results for the full Plan Year, prorated through the date of termination of the Participant or the Plan, as applicable, and (ii) any positive Cumulative Bonus Account balance.

A change of control of the Company is defined as follows:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company),
(ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section are satisfied; or

    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

    (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition,
(A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and
(C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

VIII.  Miscellaneous.

A. Amendments. The Committee shall have the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely; provided that no such modification, amendment, suspension, or termination may, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution already payable under Plan terms in effect prior to such change.

B. Role of the Committee. (i) Interpretation of the Plan. Any decision of the Committee with respect to any issue concerning individuals selected as Participants, the amount, terms, form and time of payment of bonuses, and interpretation of any Plan guideline, definition, term or requirement shall be final and binding.

    (ii) Appointment of the EVA Administrator. The Committee may designate, from time to time, an EVA Administrator to control and manage the operation and administration of the Plan. Any person, including a director, officer or an employee of the Employer is eligible for appointment as EVA Administrator. Such members shall serve at the pleasure of the Committee. Vacancies arising by resignation death, removal or otherwise, shall be filled by the Committee but shall not prevent the EVA Administrator from functioning. The EVA Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Committee or some other person. The EVA Administrator's powers include the power to make and publish such rules and regulations as it may deem necessary to carry out the provisions of the Plan.

C. Right to Continued Employment; Additional Awards. Participation in the Plan or the receipt of a bonus under the Plan shall not give the recipient any right to continued employment (such employment shall be "at will"), and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus with respect to any Plan Year shall not entitle the recipient to any bonus with respect to any subsequent Plan Year, except as expressly provided in the Plan.

D. Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

E. Deferred Compensation. Participants may elect to defer all or part of an Actual Bonus in accordance with the procedures set forth in the Company's Executive Deferred
Compensation Plan.

F. Interaction with Management Incentive Compensation Plan. Amounts payable under this Plan shall be offset against amounts actually paid to a Participant under the Bausch & Lomb Incorporated Management Incentive Compensation Plan, dated as of January 1, 1998.

G. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New
York.


                         BAUSCH & LOMB INCORPORATED


                         By:  /s/ Daryl M. Dickson
                              Daryl M. Dickson
                              Senior Vice President
                              Human Resources
                              Dated:  February 24, 1998


                      APPENDIX LIST



Appendix 1    -    EVA TARGET BONUS TABLE





Appendix 2         Sample EVA Calculated Bonus and
                   Actual Bonus


APPENDIX 1


                  EVA TARGET BONUS TABLE

             BAND/GRADE                    TARGET PERCENTAGE

Non-Officers

              MM/T                               15%
              EXEC                               30%
              SR. EXEC                           35%

Officers

              65                                 37%
              66                                 40%
              67                                 45%
              68                                 50%
              69                                 55%
              70                                 55%
              71                                 55%
              72                                 55%
              73                                 60%
              74                                 80%
              75                                 80%


APPENDIX 2

Base Pay: $100,000
Target Bonus: 10%, $10,000
Expected EVA Improvement: $5.0MM
EVA Interval: $15.0MM
Actual EVA Movement: $10MM
Calculated Bonus = $10,000 x [1+(Actual EVA Move. - Expected
                                        EVA Improve.)]
                                 ---------------------------
                                         EVA Interval

             = $10,000 x [ 1+ $10MM-$5MM ]
                           -------------
                               15MM

             = $10,000 x [1 + .33]

             = $10,000 x 1.33

             = $13,333


                       BONUS PAYOUT
         Bonus Payout. Cumulative Bonus Account (CBA)

                   Pay to Target = $10,000

                   Plus 50% of CBA = $1, 667

                   Total Payout = $11,667

                   CBA 50% Above Target = $1,667

                       Year Two Payout
                   Calculated Bonus = $12,000

                   Plus $1,667 In CBA = $13,667

                   Pay to Target = $10,000

                   Remaining CBA = $3,667

                   Pay 50% of CBA = $1,833

                   Total Payout = $11,833

                   CBA 50% = $1,833


                    BONUS PAYOUT EXAMPLE
      Year Three Payout. Calculated Bonus Below Target

                  Calculated bonus = $8,000

                  Plus $1,833 in CBA = $9,833

                  Attempt to Pay to target = $9,833

                  Remaining CBA balance = $0

   Year Four. Performance Below Zero Calculated EVA Interval
                Actual EVA Movement = ($11MM)

       Calculated bonus = $10,000 x [1+ ($11MM) - $5MM ]
                                         --------------
                                             $15MM

       = $10,000 x [ 1 +  -$16MM ]
                       ---------
                        $15MM

       = $10,000 x [ 1 - 1.07]

       = $10,000 x [ -.07]

       Cumulative Bonus Account Balance = -$700